EIGHTH AMENDMENT TO PARTICIPATION AGREEMENT

Western Reserve Life Assurance Co. of Ohio, Variable Insurance Products Fund II, Variable Insurance Products Fund V and Fidelity Distributors Corporation hereby amend the Participation Agreement (“Agreement”) dated June 14, 1999, as amended, by doing the following:

1.	A new Article XIII. Is hereby added to the Agreement as follows:

Article XIII. Confidentiality

13.1.	Each party to this Agreement acknowledges that in order to
perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential
Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers.  No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s
Confidential Information. Notwithstanding the foregoing, Confidential
Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

13.2.	Each party to this Agreement represents, warrants and
agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement.  Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

13.3.	Each party agrees to establish and maintain (i)
administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Article XIII. on Confidential Information will survive any expiration or termination of the Agreement.

          2.   A new Article XIV. is hereby added to the Agreement as follows:

Article XIV. Summary Prospectus

Should the Fund and the Company desire to distribute the prospectuses of the funds within the Fund pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

14.1.           For purposes of this Article XIV., the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

14.2.           The Fund shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses.  If the Fund makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, unless the Parties agree otherwise, the Fund shall, instead of providing the Company with a revised Summary Prospectus, provide the Company with a supplement setting forth the changes in the Rule 497 filing.

14.3.           The Fund and/or the Advisor/Underwriter shall be responsible for compliance with Rule 498(e).

14.4.           The Fund and Advisor/Underwriter each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series.  The Fund further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

14.5.           The Fund and Advisor/Underwriter each agree that the URL indicated on each Summary Prospectus will lead policyholders/contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Fund and series’ documents required to be posted in compliance with Rule 498.  The Fund shall immediately notify the Company of any interruptions in availability of this Landing Page that last more than 24 hours.  Such Landing Page will contain the investment options available under the Agreement.

14.6.           The Fund and Advisor/Underwriter represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving policyholder/contract owner requests for additional Fund documents made directly to the Fund.  The Fund and Advisor/Underwriter further represent and warrant that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

14.7.           The Company represents and warrants that it will respond to requests for additional fund documents made by policyholders/contract owners directly to the Company or one of its affiliates.

14.8.           Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

14.9.           If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and Advisor/Underwriter will provide the Company with at least 90 days’ advance notice of its intent.

14.10.           The Parties agree that the Company is not required to distribute Summary Prospectuses to its policyholders/contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company.  The Company agrees that it will give Advisor/Underwriter and the Fund reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

14.11.            The Parties agree that all other provisions of the Participation Agreement, including, the Indemnification provisions, will apply to the terms of this Article XIV., as applicable.

3. The Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Amended Schedule A attached hereto.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective the 1st day of May, 2011.

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

By:           /s/Arthur D. Woods
Name:           Arthur D. Woods
Title:           Vice President

VARIABLE INSURANCE PRODUCTS FUND II

By:           /s/Kimberly Monasterio
Kimberley Monasterio
Treasurer

VARIABLE INSURANCE PRODUCTS FUND V

By:           /s/Kimberly Monasterio
Kimberley Monasterio
Treasurer

FIDELITY DISTRIBUTORS CORPORATION

By:           /s/William Loehning
William Loehning
Executive Vice President

Schedule A
Separate Accounts and Associated Contracts
Name of Separate Account and
Date Established by Board of Directors

WRL Series Life Account (est. July 16, 1985)

Product:
WRL Freedom Equity Protector® (FEP)
WRL Financial Freedom Builder® (FFB)
WRL Freedom Elite®
WRL Freedom SP Plus
WRL Freedom Wealth ProtectorSM
WRL XceleratorSM
WRL Freedom Elite Builder IISM
WRL ForLifeSM
WRL Freedom Elite Advisor
WRL The Equity Protector

WRL Series Life Account G (est. January 20, 2002)

Product:
WRL Capital CreatorSM *

* Scheduled to commence operations on 11-1-2007

WRL Series Annuity Account (est. April 12, 1988)

Product:
WRL Freedom Attainer®
WRL Freedom Bellwether                                           ®
WRL Freedom Conqueror®
WRL Freedom Variable Annuity
WRL Freedom Wealth Creator®
WRL Freedom Enhancer®
WRL Freedom Premier
WRL Freedom Access®

Separate Account VA U (est. August 4, 2003)

Product:
WRL Freedom Premier® III Variable Annuity

Separate Account VA V (est. December 17, 2003)

Product:
Flexible Premium Variable Annuity – F
Under the marketing name “WRL Freedom Multiple”

Separate Account VA AA (est. May 30, 2007)

Product:
Flexible Premium Variable Annuity – M
Under the marketing name “WRL Freedom Advisor”